Exhibit 16.1




[GRAPHIC OF BDO LETTERHEAD]



October 21, 1999



United States Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

RE:  Frederick Brewing Co.

Gentlemen:

We have read, and agree with, the description of the termination and other comments attributed to BDO Seidman, LLP set forth in Item 4 of Form 8-K dated October 22, 1999, of Frederick Brewing Co.

Very truly yours,

/s/ BDO Seidman, LLP